Exhibit 4

                                                                Execution Copy


          THIS SHAREHOLDER AGREEMENT, dated as of May 18, 2001 (this "Agreement"), is entered into by and among America Online, Inc., a Delaware corporation ("Parent"), IAN Acquisition ULC, a Nova Scotia unlimited liability company and an indirect wholly owned subsidiary of Parent ("Acquiror"), InfoInterActive Inc., a corporation incorporated under the Business Corporations Act (Alberta) (the "Company"), and Intel Corporation, a Delaware corporation (the "Shareholder"), and a shareholder of the Company.

          WHEREAS, Parent, Acquiror and the Company are, concurrently with the execution and delivery of this Agreement, entering into an Acquisition Agreement, dated as of the date hereof and delivered to the Shareholder on the date hereof (the "Acquisition Agreement"; terms used without definition herein having the meanings assigned to them in the Acquisition Agreement), pursuant to which Acquiror agrees, among other things, to acquire all of the common shares of the Company ("Common Shares") pursuant to an arrangement (the "Arrangement") under the Business Corporations Act (Alberta);

          WHEREAS, as of the date hereof, Shareholder beneficially owns the number of Common Shares and options, convertible securities and warrants to acquire Common Shares or other voting securities of the Company ("Exercisable Securities") set forth opposite the Shareholder's name on the signature pages hereto (such Common Shares and Exercisable Securities, the Shareholder's "Existing Securities" and together with any Common Shares or other voting securities of the Company, the beneficial ownership of which is acquired after the date hereof, whether upon the exercise of options, conversion of convertible securities, exercise of warrants or any other Exercisable Securities or pursuant to any dividend, distribution, stock split, combination, reclassification, recapitalization, exchange or otherwise, collectively referred to herein as the "Securities"); and

          WHEREAS, as a condition to their willingness to enter into the Acquisition Agreement, Parent and Acquiror have required that the Shareholder agree, and the Shareholder has agreed, among other things as set forth herein, to vote in favor of the Arrangement and grant Parent an option to purchase all of the Securities owned by the Shareholder, on the terms and conditions provided for herein.

          NOW, THEREFORE, the parties hereto agree as follows:


                                  ARTICLE I

                Agreement to Vote; Proxy; Agreement to Tender.

          SECTION 1.01. Voting. Subject to Section 4.01, the Shareholder hereby agrees that, during the time this Agreement is in effect, at any meeting of the shareholders of the Company, however called and at any adjournment thereof, or pursuant to any action by written consent, the Shareholder shall appear at such meeting or otherwise cause its Securities to be counted as present thereat for purposes of establishing a quorum and (a) vote (or cause to be voted) all of its Securities in favor of the approval, adoption, consent and ratification of the

Arrangement, the Acquisition Agreement, the Plan of Arrangement thereunder, the terms thereof and all the other transactions contemplated thereby (including but not limited to the Tender Offer (as defined below)), including any amendments or changes thereto as may have been approved by Parent, Acquiror and the Company (collectively, the "Transactions"); (b) vote (or cause to be voted) all of its Securities against any action or agreement that would delay, impede, interfere with or discourage the consummation of the Transactions or would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Acquisition Agreement or of the Shareholder under this Agreement; and (c) vote (or cause to be voted) all of its Securities against any of the following (other than in connection with the Transactions): (i) any extraordinary corporate transaction or agreement therefor, including without limitation any amalgamation, plan of arrangement, merger, consolidation, recapitalization, reorganization, takeover bid, share exchange, liquidation, dissolution, business combination or similar transaction involving the Company or its Subsidiaries (including a Competing Proposal), (ii) a Transfer of all or substantially all of the assets of the Company or its Subsidiaries, (iii) any change in the majority of the Board of Directors of the Company, (iv) any change in the present capitalization of the Company, (v) any amendment of the Company's Articles of Incorporation or By-laws, or (vi) any other material change in the Company's corporate structure or business or change in any manner of the voting rights of the Common Stock (any matter under clauses (a), (b) or (c), a "Subject Proposal"). The Shareholder shall not enter into any agreement or understanding with any person prior to the termination of this Agreement to vote in any manner inconsistent herewith.

          SECTION 1.02. Proxy. (a) During the time this Agreement is in effect, Shareholder hereby irrevocably grants to, and appoints, and agrees from time to time to grant to, and appoint, Parent and Acquiror, or either of them, and any individual designated in writing by either of them, and each of them individually, as the Shareholder's proxy, agent and attorney-in-fact (with full power of substitution), for and in the name, place and stead of the Shareholder, to vote (or cause to be voted) its Securities, or grant a consent or approval in respect of its Securities, in each case, with respect to any Subject Proposal, in a manner as provided in Section 1.01 above. The proxy granted hereby shall not extend to matters not directly related to the Transactions or a Subject Proposal.

          (b) The Shareholder hereby affirms that the proxy set forth in this
Section 1.02 is given in connection with the execution of this Agreement, and that such proxy is given to secure the performance of the duties of the Shareholder under this Agreement. The Shareholder hereby ratifies and confirms all that such proxy may lawfully do or cause to be done by virtue hereof. Shareholder will take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy and hereby revokes any proxy previously granted by it with respect to its Securities that would be inconsistent with the proxy granted pursuant to Section 1.02(a). Shareholder shall not hereafter, unless and until this Agreement terminates pursuant to
Section 4.01 hereof or otherwise, purport to vote (or execute a consent with respect to) its Securities with respect to any Subject Proposal (other than through this irrevocable proxy) or grant any other proxy or power of attorney with respect to any of its Securities to vote with respect to any Subject Proposal, deposit any of its Securities into a voting trust or enter into any agreement (other than this Agreement), arrangement or understanding with any person, directly or indirectly, to vote with respect to any such Subject Proposal, grant any proxy or give instructions with respect to the voting of such Securities with respect to any Subject Proposal.

          SECTION 1.03. Tender. Upon the election of Parent to make a tender offer for any Securities of the Company pursuant to Section 2.3 of the Acquisition Agreement at a price per Common Share not less than the Consideration (as defined in the Acquisition Agreement and the Plan of Arrangement) (the "Tender Offer"), the Shareholder hereby agrees to validly tender (or cause the record owners to validly tender) to Parent or any Subsidiary of Parent making the Tender Offer, pursuant to and in accordance with the terms of the Tender Offer, as soon as practicable after commencement of the Tender Offer, but in no event later than ten (10) Business Days following the commencement of the Tender Offer, all of such Securities by physical delivery of the certificates therefor (or by book entry or appropriate instructions to brokers or custodians thereof, as the case may be) and to not withdraw such Securities, except following termination of the Tender Offer without the purchase by Parent or any of its Subsidiaries of Securities thereunder; provided that notwithstanding anything contained herein or in the Acquisition Agreement to the contrary, the Shareholder shall be entitled to receive in a Tender Offer pursuant to which the Shareholder is bound by this Section 1.03 a price per Common Share equal to the highest price (in cash or other consideration) per Common Share received by any other shareholder of the Company participating in such Tender Offer, but otherwise subject to the terms and conditions of such Tender Offer. The Shareholder hereby acknowledges and agrees that Parent's (or any of its Subsidiary's) obligation to accept for payment and pay for such Securities shall be subject to the terms and conditions of the Tender Offer. Subject to the limitations set forth in Section 3.03, the Shareholder hereby permits Parent and Acquiror to publish and disclose in the documents required to be prepared, filed or delivered by applicable law in the Tender Offer and, if approval of the Company's shareholders is required under applicable law, the proxy statement and in any other public statement, its identity and ownership of Securities and the nature of its commitments, arrangements and understandings under this Agreement.


                                  ARTICLE II

                        Representation And Warranties.

          SECTION 2.01. Representation and Warranties of Parent. Parent hereby represents and warrants to the Shareholder that Parent has the corporate power and authority to enter into this Agreement and perform all of its obligations under this Agreement. This Agreement has been duly and validly executed and delivered by Parent and constitutes a valid and binding agreement of Parent, enforceable against Parent in accordance with its terms.

          SECTION 2.02. Representations and Warranties of the Shareholder. The Shareholder hereby represents and warrants to Parent and Acquiror as follows:

          (a) Ownership of Securities and Options. As of the date hereof, the Shareholder is the record and beneficial owner of the Existing Securities set forth opposite its name on the signature page hereto. To the Shareholder's knowledge, the Existing Securities are, and the Common Shares upon issuance or receipt will be, validly issued, fully paid and nonassessable. The Shareholder has, with respect to the Existing Securities, or (subject to the proviso of Section 3.01(b)) will have, with respect to any other Securities, sole voting power, sole power of disposition and sole power to agree to all of the matters set forth in this Agreement with respect to all of the Securities, with no restrictions, subject to applicable securities laws, on the

Shareholder's voting power or rights of disposition pertaining thereto. On the date hereof, the Shareholder has good, valid and marketable title to the Securities, free and clear of all claims, liens, encumbrances, security interests and charges of any nature whatsoever (other than the encumbrance created by this Agreement), and shall not be subject to any preemptive right of any shareholder of the Company.

          (b) Power; Binding Agreement. The Shareholder has the legal capacity, power and authority to enter into and perform all of its obligations under this Agreement, including, without limitation, power and authority to sell, assign, transfer and deliver the Securities to Parent pursuant to the terms and conditions of this Agreement. The execution, delivery and performance of this Agreement by the Shareholder have been duly and validly authorized and no other actions or proceedings on the part of the Shareholder are necessary to authorize this Agreement or to consummate the transactions contemplated herein. The execution, delivery and performance of this Agreement by the Shareholder will not violate any voting agreement, shareholder agreements or voting trust to which the Shareholder is a party or any order, writ, injunction, or decree known to Shareholder. This Agreement has been duly and validly executed and delivered by the Shareholder and constitutes a valid and binding agreement of the Shareholder, enforceable against the Shareholder in accordance with its terms, subject to (i) judicial principles limiting the availability of specific performance, injunctive relief and other equitable remedies, (ii) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect generally relating to or affecting creditors' rights, and (iii) limitations on the enforceability of any indemnification provisions.


                                 ARTICLE III

                       Certain Covenants of the Parties.

          SECTION 3.01. Certain Covenants of the Shareholder. The Shareholder hereby covenants and agrees as follows:

          (a) No Solicitation. The Shareholder shall not solicit, initiate, support or take any action to solicit, initiate or support, or recommend or endorse to another shareholder of the Company, any Competing Proposal or any inquiries or communications or the making of any proposal or offer that constitutes a Competing Proposal or a sale of the Securities. The Shareholder shall immediately cease any existing discussions or negotiations with any parties conducted heretofore with respect to a Competing Proposal or a sale of the Securities (other than with Parent or Acquiror).

          (b) Restriction on Transfer, Proxies and Non-Interference. The Shareholder hereby agrees, while this Agreement is in effect, and except as contemplated hereby, not to (i) sell, transfer, pledge, encumber, assign or otherwise dispose of, or execute any contract, option or other arrangement or understanding with respect to the sale, transfer, pledge, encumbrance, assignment or other disposition of (collectively, a "Transfer"), any of the Securities or any interest therein, (ii) grant any proxies with respect to any Securities or deposit any Securities into a voting trust or enter into a voting agreement with respect to any Securities, or (iii) take any action that would make any representation or warranty of the Shareholder contained herein untrue or incorrect; provided that notwithstanding anything in this Agreement or the Acquisition

Agreement to the contrary, Parent and the Company hereby agree that the Shareholder may transfer its Securities to a wholly-owned subsidiary of the Shareholder as long as (x) such subsidiary consents to the transfer, (y) such subsidiary before or concurrently with such transfer becomes a party to this Agreement (or a substantially similar agreement) and becomes bound by the terms hereof (or thereof) to the same extent as the Shareholder hereunder, and
(z) the Shareholder remains a party hereto. By entering into this Agreement, Parent hereby gives written consent under the Acquisition Agreement (including
Section 6.1(b) thereof) to any transfer of Securities made by Shareholder in accordance with this Agreement. Any action described in the foregoing clauses
(i) through (iii) in violation of this Agreement shall be void ab initio. In connection with the transfer contemplated by this Section 3.01(b), the Company hereby agrees to use its reasonable best efforts to: (A) issue one or more replacement stock certificates in the name of the Shareholder's permitted transferees, in accordance with the reasonable instructions of the Shareholder, prior to the Effective Date (provided that such transfer occurs, and the Company is so instructed, in a reasonable amount of time before the Effective Date), (B) reflect such transfer in the stock records of the Company in accordance with ordinary practice, (C) provide any consent required under existing agreements between the Company and the Shareholder, (D) make any governmental filings required by such transfer, and (E) any other similar action to facilitate or reflect such transfer.

          (c) Additional Securities. The Shareholder hereby agrees, while this Agreement is in effect, to promptly notify Parent of the number of any new Securities acquired by the Shareholder, if any, after the date hereof.

          (d) Dissenter's Rights. The Shareholder agrees that it will not exercise any right to dissent or any similar rights of appraisal, which it may have under any applicable Law with respect to any transaction contemplated by the Acquisition Agreement.

          SECTION 3.02. Stop Transfer Order. In furtherance of this Agreement, the Shareholder hereby authorizes and directs the Company's counsel to notify the Company's transfer agent that there is a stop transfer order with respect to all of the Existing Securities (and that this Agreement places limits on the voting and transfer of such Securities), until such limits are terminated pursuant to the terms hereunder.

          SECTION 3.03. Public Announcements. The Shareholder shall consult with Parent before issuing, and shall first provide Parent the reasonable opportunity to review and comment upon, any press release with respect to the existence or terms of this Agreement, the Acquisition, the Arrangement and the other Transactions, and shall not issue any such press release without the prior written consent of Parent, except to the extent necessary in response to a judicial or similar investigative inquiry (including a discovery request in a lawsuit), in which case the Shareholder shall make such disclosure pursuant thereto only after first providing reasonable notice to Parent and affording Parent the opportunity to seek to limit, prevent or protect such disclosure. Neither the Shareholder, on the one hand, nor Parent nor its parent corporation, on the other hand, may refer to the other non-disclosing party hereto (either Parent or the Shareholder, respectively), by name or by description specific enough to reasonably identify such non-disclosing party, in any press release or public filing, in either case, in connection with the Transactions, except (x) as required, based solely on the advice of reputable outside legal counsel, by any law, rule, regulation or order of any country, state, province or other political subdivision or any governmental authority, court or stock exchange thereof or (y) with the prior consent of such non-disclosing party, which consent shall not be unreasonably denied or withheld. Subject to the preceding sentence, Parent shall use reasonable efforts to minimize references to the Shareholder made pursuant to Section 1.03 hereof.

          SECTION 3.04. Cooperation as to Regulatory Matters. If reasonably requested by Parent, promptly after the date hereof, the Shareholder will use its reasonable efforts to make all filings, which are required under the Competition Act (Canada), as amended (the "Competition Act"), the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), the Legislation or other applicable Laws, and to seek all regulatory approvals required in connection with the Transactions. The Shareholder shall furnish to Parent all such necessary information and reasonable assistance as may be requested in writing by Parent in connection with the preparation of filings and submissions to any Governmental Authority, including, without limitation, filings under the provisions of the Competition Act, the HSR Act, the Legislation or other applicable Laws, as required in connection with the Transactions. The Shareholder shall supply to Parent, upon its written request, copies of all non-confidential correspondence, filings or communications (or memoranda setting forth the substance thereof) with Governmental Authorities with respect to this Agreement and the transactions contemplated hereby.

          SECTION 3.05. Notice of Amendments. Parent shall provide the Shareholder with prompt written notice of any amendment to the Acquisition Agreement or Plan of Arrangement made subsequent to the date hereof, and such notice shall include a copy of the amendment or the amended and restated Acquisition Agreement or Plan of Arrangement, as applicable. The Shareholder agrees to keep such documents delivered pursuant to this Section 3.05 confidential and shall not disclose or reveal the same to any person, except
(i) with Parent's prior written consent, (ii) to the extent required in clause
(x) of Section 3.03, (iii) to a person with whom the Shareholder has a confidentiality agreement that would keep such documents delivered pursuant to this Section 3.05 confidential to the same extent as herein provided, or (iv) to the extent publicly disclosed by Parent, Acquiror or the Company to the public or the Company's shareholders.

          SECTION 3.06. Software Development and Services Agreement. Effective on the Effective Date, the Software Development and Services Agreement, by and between the Company and the Shareholder, dated February 23, 2000 (the "Services Agreement"), shall be terminated by mutual agreement of the parties. Upon termination of the Services Agreement, each party thereto agrees that any existing obligations of the other party under the Services Agreement shall be extinguished with no liability on the part of either party, and that the other party shall have no further obligation or liability under the Services Agreement; provided, however, that the sections of the Services Agreement specified in Section 8.4 ("Survival") of the Services Agreement shall survive the termination of the Services Agreement. Any dispute relating to this Section 3.06 shall be resolved according to the provisions of the Services Agreement rather than the provisions of Article IV hereof.

                                  ARTICLE IV

                                 Miscellaneous

          SECTION 4.01. Termination; Survival of Representations and Warranties. This Agreement shall terminate on the first to occur of: (i) the Effective Time, (ii) receipt by the Shareholder of written notice of termination of this Agreement by Parent, (iii) the termination of the Acquisition Agreement, (iv) at the election of the Shareholder, if either Parent or Acquiror commits a material breach of any provision of this Agreement upon written notice by the Shareholder to Parent and Acquiror, (v) 150 days after the date hereof, and (vi) upon any material change to the Plan of Arrangement or the Acquisition Agreement, in either case in a manner that is adverse to the Shareholder and except for changes contemplated by Section
2.3 of the Acquisition Agreement. Upon such termination, except as otherwise expressly provided herein, this Agreement shall terminate and be of no further force or effect, except that the respective representations and warranties of the Shareholder and Parent contained in Article II shall survive the termination of this Agreement for one year. Section 3.06 hereto shall survive the termination of this Agreement. For purposes of this Agreement, a "material" change to the Plan of Arrangement or the Acquisition Agreement shall include, but will not be limited to, any of the following: (v) any decrease in the cash Consideration to be received by the Shareholder; (w) any change to the form of consideration to be received by the Shareholder; (x) any adverse change to the obligations imposed upon the Shareholder hereunder or thereunder; (y) any breach of Section 3.03 of this Agreement; or (z) any requirement that the Shareholder assume any obligations under the Tender Offer other than the Transfer of Securities; provided, however, that a "material" change to the Plan of Arrangement or the Acquisition Agreement shall not include any of the following: (a) the requirement that the Shareholder and other shareholders of the Company participate in a class-based vote; or (b) any change to the treatment of Options under the Acquisition Agreement or the Plan of Arrangement, but in each case only if such change does not otherwise constitute a material change under subparts (v), (w), (x), (y) or (z) of this section.

          SECTION 4.02. Amendments. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

          SECTION 4.03. Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by nationally recognized overnight courier or by registered or certified mail, postage prepaid, return receipt requested, or by facsimile or telecopier, as follows:

          if to Parent or Acquiror, to

                America Online, Inc.
                22000 AOL Way
                Dulles, VA  20166
                Tel:  (703) 448-8700
                Fax:  (703) 265-2996
                Attn: Senior Vice President for Business Affairs with copies to:

                Simpson Thacher & Bartlett
                425 Lexington Avenue
                New York, NY  10017-3954
                Tel:  (212) 455-2000
                Fax:  (212) 455-2502
                Attn:  Peter Malloy, Esq.

          if to the Company:

                InfoInterActive Inc.
                1550 Bedford Highway, Suite 600
                Sun Tower, Bedford,
                Nova Scotia B4A 1E6
                Tel:  (902) 832-1014
                Fax:  (902) 832-1015

          if to the Shareholder:

                Intel Corporation
                2200 Mission College Blvd.
                Santa Clara, CA  95052-8119
                Tel:  (408) 765-8080
                Fax:  (408) 765-6038
                Attn:  M&A Portfolio Manager--M/S RN6-46

          with copies to:

                Intel Corporation
                2200 Mission College Blvd.
                Santa Clara, CA  95052-8119
                Tel:  (408) 765-8080
                Fax:  (408) 765-1859
                Attn:  General Counsel

or to such other address as the party to whom notice is to be given may have furnished to the other party in writing in accordance herewith. All such notices or communications shall be deemed to be received (i) in the case of personal delivery, nationally recognized overnight courier or registered or certified mail, on the date of such delivery and (ii) in the case of facsimile or telecopier, upon confirmed receipt.

          SECTION 4.04. Descriptive Headings; Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The terms "hereof," "herein," "hereby," and derivative or similar words refer to this entire Agreement. Unless the context otherwise requires words of any gender include each other gender, and words using the singular or plural number also include the plural or singular number, respectively. Whenever the words "include", "includes" or

"including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". All references to currency herein are to United States dollars unless otherwise specified.

          SECTION 4.05. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

          SECTION 4.06. Entire Agreement. This Agreement and the other documents and instruments delivered in connection herewith constitute the entire agreement and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof.

          SECTION 4.07. Assignment. This Agreement may not and shall not be assigned by operation of Law or otherwise, except that Parent and Acquiror may assign all or any of their rights hereunder to any Affiliate, provided that no such assignment shall relieve the assigning party of its obligations hereunder. Any assignment in violation of this Agreement shall be void.

          SECTION 4.08. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

          SECTION 4.09. Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of any party hereto in the exercise of any right hereunder will impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor will any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive to, and not exclusive of, any rights or remedies otherwise available, except that nothing herein shall entitle any party hereto for any consequential damages for any breach of this Agreement.

          SECTION 4.10. Governing Law; Enforcement. This Agreement and the rights and duties of the parties hereunder shall be governed by, and construed in accordance with, the Law of the State of New York. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any Federal court sitting in the Southern District of New York, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto, (a) consents to submit itself to the exclusive personal jurisdiction of any Federal court sitting in the Southern District of New York in the event any dispute arises out of this Agreement or any transaction contemplated hereby,
(b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any action relating to this Agreement or any transaction contemplated hereby in any court other than any Federal court sitting in the Southern District of New York and (d) waives any right to trial by jury with respect to any action related to or arising out of this Agreement or any transaction contemplated hereby.

          SECTION 4.11. No Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to confer on any person other than the parties hereto or their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

          SECTION 4.12. Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

               [Remainder of this page intentionally left blank]

          IN WITNESS WHEREOF, Parent, Acquiror and the Shareholder have caused this Agreement to be duly executed as of the day and year first above written.



                                     AMERICA ONLINE, INC.


                                     By:      /s/ Lynda Clarizio
                                         _________________________________
                                         Name:   Lynda Clarizio
                                         Title:  Senior Vice President


                                     IAN ACQUISITION ULC


                                     By:      /s/ Roger B. Keating
                                         _________________________________
                                         Name:   Roger B. Keating
                                         Title:  President


                                     INFOINTERACTIVE INC.


                                     By:      /s/ Bill McMullin
                                         _________________________________
                                         Name:   Bill McMullin
                                         Title:  Chairman & CEO


Existing Securities
-------------------
                                     INTEL CORPORATION
1,803,922 Common Shares


                                     By:      /s/ Ravi Jacob
                                         _________________________________
                                         Name:   Ravi Jacob
                                         Title:  Assistant Treasurer